NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE:  November 14, 2012

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES SECOND QUARTER EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the second quarter of its fiscal year ending March 31, 2012.  For the quarter ended September 30, 2011, Community Financial reported earnings of $709,000 or $0.12 per diluted common share, compared to a loss of $(525,000) or $(0.16) per diluted common share for the same period last year. The increase in net income for the current quarter compared to the September 30, 2010 quarter was due primarily to a decrease in the provision for loan losses of $1.6 million or 58.9% and increase in net interest income of $421,000 or 7.9%.

Total interest income decreased $173,000 during the September 30, 2011 quarter compared to the September 30, 2010 quarter due to a decrease in average loan volume offset by an increase in the yield on our loan portfolio. Total interest expense decreased by $593,000 for the 2011 period compared to the same period in 2010 due to both a decrease in the interest rates paid on and the average volume of interest-bearing liabilities. Our interest rate spread increased by 62 basis points to 4.77% for the quarter ended September 30, 2011 compared to 4.15% for the same period in 2010.

Non-interest income decreased $54,000 to $1,031,000 for the quarter ended September 30, 2011 from $1,085,000 for the September 30, 2010 quarter. The decrease in non-interest income for the current quarter compared to the September 30, 2010 period was due to both a decrease in transaction account charges and loan fees. Non-interest expenses decreased $15,000 for the September 30, 2011 quarter compared to the September 30, 2010 quarter. The decrease in non-interest expenses was due primarily to a $104,000 decrease in FDIC premiums and a $90,000 decrease in various operating expenses for the September 30, 2011 quarter partially offset by a $129,000 increase in compensation and benefits and a $50,000 increase in real estate owned and collection expenses.

The Company's total assets decreased $13.3 million, or 2.5%, to $516.8 million at September, 2011 from $530.1 million at March 31, 2011 due to a decrease in loans receivable.  The $9.7 million, or 2.6%, decrease in total deposits to $369.3 million at September, 2011, is due to a decrease in time deposits, partially offset by an increase in interest-bearing transaction accounts. The decrease in time deposits is due to management’s strategy to decrease the cost of funds with deposit pricing. Stockholders’ equity increased $941,000, or 1.9%, to $50.7 million at September 30, 2011, from $49.8 million at March 31, 2011, due to net income for the quarter less dividends paid on preferred stock issued to the U.S. Treasury.

Community’s net income for the six months ended September 30, 2011 was $1,257,000 or $.20 per diluted common share, compared to $462,000 or $0.02 per diluted common share for the six months ended September 30, 2010. The increase in net income for the six months ended September 30, 2011 compared to the same period ended September 30, 2010 can be attributed to both a decrease in the provision for loan loss and an increase in net interest income. The increase in net interest income is attributable to an increase in the interest rate spread for the six months ended September 30, 2011 compared to September 30, 2010.  The interest rate spread increased by 54 basis points to 4.80% for the six months September 30, 2011 compared to 4.26% for the same period in 2010.

Non-interest income decreased $63,000 to $2,005,000 for the six months ended September 30, 2011 from $2,067,000 for the September 30, 2010 period. The decrease in non-interest income for the current period compared to the September 30, 2010 period was due to both a decrease in transaction account charges and loan fees. Non-interest expenses increased $1,253,000 for the six months ended September 30, 2011 compared to the September 30, 2010 period. The increase in non-interest expenses was due primarily to a $1,280,000 increase in real estate owned and collection expenses and a $299,000 increase in compensation and benefits partially offset by a $156,000 decrease in FDIC premiums and a $220,000 decrease in various operating expenses for the six months ended September 30, 2011.

At September 30, 2011, non-performing assets totaled approximately $23.3 million or 4.51% of assets compared to $16.6 million or 3.12% of assets at March 31, 2011. Our allowance for loan losses to non-performing loans was 62.0% and to total loans was 1.6% at September 30, 2011 compared to 126.3% and 1.6%, respectively, at March 31, 2011 due to loans which became OREO having a significantly higher allowance for loan loss attributed to them than do the formerly performing loans that moved into the nonperforming loan category.  The increase in non-performing assets consisted of an increase of $641,000 of real estate owned and repossessed assets and a $6.1 million increase in nonaccrual loans. The Company’s loans 30 days or more delinquent increased to 3.20% at September 30, 2011 from 2.67% at March 31, 2011. Also the Bank’s regulatory risk-based capital increased from 12.29% at March 31, 2011 to 12.78% at September 30, 2011.

At September 30, 2011, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)			Percent
			Increase
	September 30, 2011	March 31, 2011	(Decrease)

Total assets	$516,784	$530,080	(2.5)%
Loans receivable, net	460,532	478,293	(3.7)
Investment securities	3,486	2,237	55.8
Real estate owned and repossessed assets	11,024	10,384	6.2
Deposits	369,297	379,045	(2.6)
Borrowings	93,680	98,445	(4.8)
Stockholders’ equity	50,701	49,760	1.9

Selected Operations Data
(In thousands)	Three Months Ended		Percent
	September 30,		Increase
	2011	2010	(Decrease)

Interest income	$6,622	$6,795	(2.5)%
Interest expense	900	1,493	(39.7)
Net interest income	5,722	5,302	7.9
Provision for loan losses	1,123	2,730	(58.9)
Net interest income after provision
for loan losses	4,599	2,572	78.8
Noninterest income	1,031	1,085	(5.0)
Noninterest expense	4,520	4,535	(0.3)
Income tax expense (benefit)	400	(353)	NM
Net income (loss)	709	(525)	NM
Effective dividend on preferred stock	188	188	---
Net income (loss) available to common
stockholders	521	(713)	NM

Selected Ratios and Other Information
	At or for the
	Three Months Ended		Percent
	September 30,		Increase
	2011	2010	(Decrease)

Return on average equity	5.63%	(4.24)%	NM
Return on average assets	.55%	(.38)%	NM
Interest rate spread	4.77%	4.15%	3.2
Diluted earnings (loss) per common share	$0.12	$(0.16)	NM
Dividends paid on common shares	---	---	---
Non-performing assets to total assets	4.51%	3.54%	27.4
Allowance for loan losses to total loans	1.62%	1.67%	(3.0)
Allowance for loan losses to nonperforming
loans	62.0%	69.8%	(11.2)

	Six Months Ended		Percent
	September 30,		Increase
	2011	2010	(Decrease)
(In thousands)
Interest income	$13,532	$14,091	(4.0)%
Interest expense	1,900	3,111	(38.9)
Net interest income	11,632	10,980	5.9
Provision for loan losses	1,829	3,772	(51.5)
Net interest income after provision
for loan losses	9,803	7,209	36.0
Noninterest income	2,005	2,067	(3.0)
Noninterest expense	9,847	8,594	14.6
Income tax expense	704	220	220.0
Net income	1,257	462	172.1
Effective dividend on preferred stock	376	376	---
Net income available to common stockholders	881	86	924.4

Other Selected Data
	At or For the
	Six Months Ended		Percent
	September 30,		Increase
	2011	2010	(Decrease)

Return on average equity	4.94%	1.84%	168.5%
Return on average assets	.48	.17	182.4
Interest rate spread	4.80	4.26	12.7
Non-performing assets to total assets	4.51	3.54	27.4
Allowance for loan losses to total loans	1.62	1.67	(3.0)
Allowance for loan losses to nonperforming
assets	62.0%	43.8%	41.6

Per share data	At or For the
	Six Months Ended		Percent
	September 30,		Increase
	2011	2010	(Decrease)

Diluted earnings per common share	$.20	$.02	900.0%
Book value per common share	8.73	8.37	4.3
Dividends paid on common shares	---	---	---
Shares outstanding	4,361,658	4,361,658	---